Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 33-57243), and on Form S-8 (File Nos. 2-78933, 333-60889, 33-53791 and 333-98435) of Ethyl Corporation of our report dated February 18, 2004 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Richmond, Virginia

February 27, 2004